Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JUNE 3, 2022

HURCO REPORTS SECOND QUARTER RESULTS FOR FISCAL 2022

INDIANAPOLIS, INDIANA – June 3, 2022 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the second fiscal quarter ended April 30, 2022. Hurco recorded net income of $2,029,000, or $0.30 per diluted share, for the second quarter of fiscal 2022, compared to net income of $2,437,000, or $0.36 per diluted share, for the corresponding period in fiscal 2021. For the first six months of fiscal 2022, Hurco reported net income of $5,564,000, or $0.83 per diluted share, compared to net income of $3,100,000, or $0.46 per diluted share, for the corresponding period in fiscal 2021.

Sales and service fees for the second quarter of fiscal 2022 were $62,825,000, an increase of $4,905,000, or 8%, compared to the corresponding prior year period, and included an unfavorable currency impact of $2,499,000, or 4%, when translating foreign sales to U.S. dollars for financial reporting purposes.  Sales and service fees for the first six months of fiscal 2022 were $129,712,000, an increase of $17,677,000, or 16%, compared to the corresponding prior year period, and included an unfavorable currency impact of $3,670,000, or 3%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, Chief Executive Officer, stated, “The improvement in sales and operating income have come at a time when we face many challenges including unusually high inflation, vendor delays, competitive labor markets, continued COVID-19 lockdowns in certain markets, and volatility of foreign currencies. Our year-to-date sales reflect strong sales, with all regions contributing to this overall growth in sales. Hurco’s operating income for the first six months of fiscal 2022 improved by $3.8 million compared to the prior year period, even though we did not have the benefit of the $1.9 million of employee retention credit taken in the first six months of 2021. We remain focused on innovation and meeting our customers’ needs and expectations with an unwavering commitment to a high level of quality and service. We are particularly excited about participating in this year’s International Manufacturing Technology Show (IMTS) where we will unveil new products, introduce new control innovations, and present an entirely new approach to marketing these technologies.”

The following table sets forth net sales and service fees by geographic region for the second quarter and six months ended April 30, 2022 and 2021 (dollars in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Americas	$22,409	$19,723	$2,686	14%	$46,418	$42,971	$3,447	8%
Europe	30,882	28,949	1,933	7%	65,000	53,195	11,805	22%
Asia Pacific	9,534	9,248	286	3%	18,294	15,869	2,425	15%
Total	$62,825	$57,920	$4,905	8%	$129,712	$112,035	$17,677	16%

Sales in the Americas for the second quarter and first six months of fiscal 2022 increased by 14% and 8%, respectively, compared to the corresponding periods in fiscal 2021, primarily due to inflationary price increases, increased volume of shipments of higher-performance Hurco machines, and increased sales of ProCobots automation solutions.

European sales for the second quarter of fiscal 2022 increased by 7%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of 8%, when translating foreign sales to U.S. dollars for financial reporting purposes.  This increase was primarily attributable to inflationary price increases, an increased volume of shipments of Hurco machines in Germany, Italy, and the United Kingdom, as well as increased sales of electro-mechanical components and accessories manufactured by our wholly-owned subsidiary, LCM Precision Technology S.r.l. (“LCM”).  European sales for the first six months of fiscal 2022 increased by 22%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of 7%, when translating foreign sales to U.S. dollars for financial reporting purposes.  This increase was primarily attributable to inflationary price increases, an increased volume of shipments of Hurco, Takumi, and Milltronics machines across the European region, as well as increased sales of electro-mechanical components and accessories manufactured by LCM.

Asian Pacific sales for the second quarter and first six months of fiscal 2022 increased by 3% and 15%, respectively, compared to the corresponding periods in fiscal 2021, and included an unfavorable currency impact of 1% for each period, when translating foreign sales to U.S. dollars for financial reporting purposes.  The increases in Asian Pacific sales primarily resulted from inflationary price increases and an increased volume of shipments of Hurco and Takumi machines in Southeast Asia and India, partially offset by a reduced volume of shipments of Hurco machines in China due to recent COVID-19 lockdowns.

Orders for the second quarter of fiscal 2022 were $58,858,000, a decrease of $6,857,000, or 10%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of $1,379,000, or 2%, when translating foreign orders to U.S. dollars. Orders for the first six months of fiscal 2022 were $129,713,000, an increase of $6,675,000, or 5%, compared to the corresponding period in fiscal 2021, and included an unfavorable currency impact of $3,119,000, or 3%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the second quarter and first six months ended April 30, 2022 and 2021 (dollars in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Americas	$24,421	$19,306	$5,115	26%	$46,537	$43,151	$3,386	8%
Europe	27,870	34,401	(6,531)	(19)%	68,535	60,196	8,339	14%
Asia Pacific	6,567	12,008	(5,441)	(45)%	14,641	19,691	(5,050)	(26)%
Total	$58,858	$65,715	($6,857)	(10)%	$129,713	$123,038	$6,675	5%

Orders in the Americas for the second quarter of fiscal 2022 increased by 26%, compared to the corresponding period in fiscal 2021, primarily due to inflationary price increases and increased customer demand for higher-performance Hurco and Milltronics machines and ProCobots automation solutions. Orders in the Americas for the first six months of fiscal 2022 increased by 8%, compared to the corresponding period in fiscal 2021, primarily due to inflationary price increases and increased customer demand for higher-performance Hurco machines and ProCobots automation solutions.

European orders for the second quarter of fiscal 2022 decreased by 19%, compared to the corresponding prior year period, and included an unfavorable currency impact of 3%, when translating foreign orders to U.S. dollars. This decrease was driven primarily by decreased customer demand for Hurco machines in the United Kingdom, Italy, and France, as well as decreased customer demand for electro-mechanical components and accessories manufactured by LCM, partially offset by an increase in customer demand for Hurco machines in Germany and Milltronics machines in Italy. European orders for the first six months of fiscal 2022 increased by 14%, compared to the corresponding prior year period, and included an unfavorable currency impact of 5%, when translating foreign orders to U.S. dollars. This increase was primarily attributable to inflationary price increases and increased customer demand for Hurco and Takumi machines in Germany, France, and Italy, partially offset by decreased customer demand for Hurco machines in the United Kingdom and electro-mechanical components and accessories manufactured by LCM.

Asian Pacific orders for the second quarter and first six months of fiscal 2022 decreased by 45% and 26%, respectively, compared to the corresponding prior year periods, and included an unfavorable currency impact of 2% and 1%, respectively, when translating foreign orders to U.S. dollars. The decreases in Asian Pacific orders year-over-year were driven primarily by decreased customer demand for Hurco and Takumi machines in China and Southeast Asia due to recent COVID-19 lockdowns, partially offset by increased demand for Hurco machines in India.

Gross profit for the second quarter of fiscal 2022 was $15,602,000, or 25% of sales, compared to $14,794,000, or 26% of sales, for the corresponding prior year period. Gross profit for the first six months of fiscal 2022 was $32,509,000, or 25% of sales, compared to $26,341,000, or 24% of sales, for the corresponding prior year period. During the second quarter of fiscal 2021, we recorded approximately $837,000, or 1% of sales, for the employee retention credit extended to companies under the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act and the American Rescue Plan Act of 2021 (the “employee retention credit”). While the employee retention credit did not recur in the second quarter and first six months of fiscal 2022, gross profit as a percentage of sales in those 2022 periods benefited from increased higher-performance machine sales, improved leverage of fixed overhead costs across higher production levels, and improved pricing due to changes in demand and normalized inventory levels.

Selling, general, and administrative expenses for the second quarter of fiscal 2022 were $12,515,000, or 20% of sales, compared to $11,273,000, or 19% of sales, in the corresponding fiscal 2021 period, and included a favorable currency impact of $389,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses for the first six months of fiscal 2022 were $24,212,000, or 19% of sales, compared to $21,841,000, or 19% of sales, in the corresponding fiscal 2021 period, and included a favorable currency impact of $570,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. We also recorded approximately $1,089,000, or 2% of sales, for the employee retention credit in selling, general, and administrative expenses during the second quarter of fiscal 2021. The year-over-year increases in selling, general, and administrative expenses in the second quarter and first six months of 2022 were driven primarily by increases in agent commissions, marketing and tradeshow expenses, and employee support costs for the global sales operations, partially offset by not recording the employee retention credit in selling, general, and administrative expenses in those 2022 periods.

The effective tax rate for the second quarter and first six months of fiscal 2022 was 31% for each period, compared to 28% and 33%, respectively, for the corresponding prior year periods. The year-over-year changes in the effective tax rates were primarily due to changes in geographic mix of income and loss that includes jurisdictions with differing tax rates, various discrete tax items, and changes in income tax laws to address the unfavorable impact of the COVID-19 pandemic.

Cash and cash equivalents totaled $82,042,000 at April 30, 2022, compared to $84,063,000 at October 31, 2021. Working capital was $203,444,000 at April 30, 2022, compared to $208,700,000 at October 31, 2021. The decrease in working capital was primarily driven by decreases in accounts receivable, prepaid assets, partially offset by an increase in inventories and a decrease in customer deposits.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool.  The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe, and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs, and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2022	2021	2022	2021

	(unaudited)		(unaudited)
Sales and service fees	$ 62,825	$ 57,920	$ 129,712	$ 112,035
Cost of sales and service	47,223	43,126	97,203	85,694
Gross profit	15,602	14,794	32,509	26,341
Selling, general and administrative expenses	12,515	11,273	24,212	21,841
Operating income (loss)	3,087	3,521	8,297	4,500
Interest expense	6	2	13	21
Interest income	-	-	53	16
Investment income	3	25	181	146
Other income (expense), net	(162)	(160)	(418)	(48)
Income (loss) before taxes	2,922	3,384	8,100	4,593
Provision (benefit) for income taxes	893	947	2,536	1,493
Net income (loss)	$ 2,029	$ 2,437	$ 5,564	$ 3,100

Income (loss) per common share
Basic	$ 0.30	$ 0.37	$ 0.83	$ 0.47
Diluted	$ 0.30	$ 0.36	$ 0.83	$ 0.46
Weighted average common shares outstanding
Basic	6,571	6,596	6,594	6,585
Diluted	6,640	6,612	6,641	6,598

Dividends per share	$ 0.15	$ 0.14	$ 0.29	$ 0.27

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2022	2021	2022	2021

	(unaudited)		(unaudited)
Gross margin	25%	26%	25%	24%
SG&A expense as a percentage of sales	20%	19%	19%	19%
Operating income (loss) as a percentage of sales	5%	6%	6%	4%
Pre-tax income (loss) as a percentage of sales	5%	6%	6%	4%
Effective tax rate	31%	28%	31%	33%
Depreciation and amortization	$ 965	$ 1,050	$ 1,907	$ 2,116
Capital expenditures	$ 526	$ 660	$ 1,106	$ 1,282

Balance Sheet Data:	4/30/2022	10/31/2021
Working capital	$ 203,444	$ 208,700
Days sales outstanding (unaudited)	42	42
Inventory turns (unaudited)	1.3	1.2
Capitalization
Total debt	--	--
Shareholders' equity	231,651	238,419
Total	$ 231,651	$ 238,419

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	April 30,	October 31,
	2022	2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 82,042	$ 84,063
Accounts receivable, net	34,389	42,620
Inventories, net	153,305	148,216
Derivative assets	3,279	905
Prepaid assets	8,752	13,091
Other	220	975
Total current assets	281,987	289,870

Property and equipment:
Land	868	868
Building	7,352	7,352
Machinery and equipment	28,061	29,533
Leasehold improvements	4,753	5,172
	41,034	42,925
Less accumulated depreciation and amortization	(31,485)	(32,318)
Total property and equipment, net	9,549	10,607

Non-current assets:
Software development costs, less accumulated amortization	7,480	7,553
Intangible assets, net	1,399	1,565
Operating lease - right of use assets, net	9,006	10,624
Deferred income taxes	2,763	3,154
Investments and other assets, net	9,262	9,562
Total non-current assets	29,910	32,458
Total assets	$ 321,446	$ 332,935

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 49,853	$ 48,881
Customer deposits	6,121	8,593
Derivative liabilities	2,195	467
Operating lease liabilities	3,757	4,221
Accrued payroll and employee benefits	8,149	10,389
Accrued income taxes	1,982	1,192
Accrued expenses	5,099	5,911
Accrued warranty expenses	1,387	1,516
Total current liabilities	78,543	81,170

Non-current liabilities:
Deferred income taxes	80	68
Accrued tax liability	1,316	1,749
Operating lease liabilities	5,609	6,794
Deferred credits and other	4,247	4,735
Total non-current liabilities	11,252	13,346

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,645,352 and 6,691,052 shares issued and 6,566,994 and 6,617,717 shares outstanding, as of April 30, 2022 and October 31, 2021, respectively	657	662
Additional paid-in capital	62,543	63,924
Retained earnings	179,215	175,574
Accumulated other comprehensive loss	(10,764)	(1,741)
Total shareholders' equity	231,651	238,419
Total liabilities and shareholders' equity	$ 321,446	$ 332,935